EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (File No. 333-143522) on Form S-1, as amended, filed with the Securities and Exchange Commission and Form AC (Docket No. 15220),  as amended, filed with the Office of Thrift Supervision of our report dated May 30, 2007 on the consolidated financial statements of Beacon Federal.  We also consent to the references to us under the headings “Material Income Tax Consequences” and “Experts” in this Amendment 1 to the Registration Statement on Form S-1 and Form AC.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Livingston, New Jersey
July 19, 2007